Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-267052 and 333-250045) on Form S-3, and (Nos. 333-265088 and 333-251771) on Form S-8 of our reports dated March 6, 2023, with respect to the consolidated financial statements of Lordstown Motors Corp. and the effectiveness of internal control over financial reporting.

/s/KPMG LLP

New York, New York
March 6, 2023